Exhibit 10.1

AMENDMENT NO. 1

TO

IRIS INTERNATIONAL, INC.

2007 STOCK INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Iris International, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) is effective as of May 22, 2009, by action of the Board of Directors of Iris International, Inc., a Delaware corporation (the “Company”). All undefined terms used herein shall have the meaning set forth in the 2007 Plan.

1. Section 3(a) of the 2007 Plan is hereby amended and restated in its entirety to read as follows:

“(a) Aggregate Limits. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan is Three Million Three Hundred Thousand (3,300,000) Shares (the “Fungible Pool Limit”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full shall be added back to the Fungible Pool Limit and may again be made subject to an Award under the Plan. The following Shares shall not be added back to the Fungible Pool Limit and shall not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the exercise price proceeds received by the Company upon the exercise of an Award.”

2. Section 3(c) of the 2007 Plan is hereby amended and restated in its entirety to read as follows:

“(c) Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 300,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 10, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to ISOs granted under the Plan shall not exceed Three Million Three Hundred Thousand (3,300,000) Shares, which limitation shall be subject to adjustment under Section 10 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing ISOs under Section 422 of the Code.”

(Signature on following page)

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on April 10, 2009, and approved by the stockholders of the Company at a meeting held on May 22, 2009.

Executed as of May 22, 2009	IRIS INTERNATIONAL, INC.

	By:	/s/ César M. García
César M. García, Chief Executive Officer

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